UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 7, 2009
(Date of earliest event reported)

STEVEN MADDEN, LTD.
 (Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e) On October 7, 2009, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Robert Schmertz, the Company’s Brand Director (the “Schmertz Employment Agreement”), and a fourth amendment to its existing employment agreement with Arvind Dharia, the Company’s Chief Financial Officer (the “Dharia Employment Agreement”).

          The Schmertz Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces an existing employment agreement with Mr. Schmertz which was to expire by its terms on December 31, 2009. Pursuant to the Schmertz Employment Agreement, Mr. Schmertz will continue to serve as Brand Director of the Company for a term commencing on October 7, 2009 and expiring on December 31, 2012, unless sooner terminated in accordance with the Schmertz Employment Agreement. Mr. Schmertz will continue to be paid during the period from October 7, 2009 through December 31, 2009 an annual salary of $600,000, the salary reflected in his previous agreement, but his base salary will increase to $660,000 per year beginning on January 1, 2010 for the duration of the term. Pursuant to the Schmertz Employment Agreement, Mr. Schmertz is entitled to receive a performance bonus for 2009 of $300,000, minus deductions required to be withheld for taxes (the “2009 Bonus”), $200,000 of which will be paid to him by October 21, 2009 and the remaining $100,000 of which will be paid to him on or about March 15, 2010. Future bonuses, if any, are at the absolute discretion of the Board of Directors. Under the Schmertz Employment Agreement, Mr. Schmertz continues to receive a monthly automobile allowance of $1,250. In addition, the Schmertz Employment Agreement provides for the grant to Mr. Schmertz of an option to purchase 50,000 shares of the Company’s common stock, $0.0001 per share (the “Common Stock”), under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended, at an exercise price equal to the closing market price of the Common Stock on October 7, 2009, the date of execution of the Schmertz Employment Agreement ($37.10). The option is subject to vesting in equal annual installments of 10,000 shares over a five year period on each anniversary of the date of grant commencing on October 8, 2010. The option will remain exercisable until October 8, 2016.

          The Company may terminate the Schmertz Employment Agreement for Cause (as defined therein) in which event Mr. Schmertz would be entitled to receive only his accrued and unpaid base salary through the date of termination. In the event that Mr. Schmertz’s employment is terminated by the Company without Cause, he would be entitled to receive payment of his annual salary, payable at regular payroll intervals, from the date of termination through the remainder of the term plus any accrued and unpaid portion of the 2009 Bonus. In addition, if Mr. Schmertz’s employment is terminated by the Company without Cause during the period commencing 30 days prior to a Change of Control (as defined in the Schmertz Employment Agreement) and ending 180 days after a Change of Control, he would be entitled to receive an amount equal to the lesser of (i) the average amount of total compensation actually received by him during the preceding three calendar years multiplied by 3 and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code, such amount to be in lieu of and not in addition to any other payments to which he would be entitled in the event of the termination of his employment.

          The foregoing description of the Schmertz Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

          Also, on October 7, 2009, the Company entered into a fourth amendment (the “Fourth Amendment”) to its existing employment agreement, dated January 1, 1998, as amended (the”Dharia Employment Agreement”), with Arvind Dharia, the Company’s Chief Financial Officer, which was due to expire on December 31, 2009. The Fourth Amendment, the full text of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference, amends the Dharia Employment Agreement with the Company to: (i) extend the term of Mr. Dharia’s employment through December 31, 2011, (ii) increase Mr. Dharia’s annual base salary to $528,304.22, a 10% increase over his current salary, and (iii) increase the amount provided to Mr. Dharia as an automobile allowance from $1,000 to $1,200 per month. All other terms of the Dharia Employment Agreement remain unchanged.

          The foregoing description of the Fourth Amendment to the Dharia Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description
10.1	Employment Agreement, dated October 7, 2009, between the Company and Robert Schmertz

10.2	Amendment No. 4, dated October 7, 2009, to Employment Agreement of Arvind Dharia, between the Company and Arvind Dharia

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2009

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Chief Executive Officer